UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number:    333-77593
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                        United Americas Bankshares, Inc.
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             (Exact name of registrant as specified in its charter)

                    3789 Roswell Road, Atlanta, Georgia 30342
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      common stock, no par value per share
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            (Title of each class of securities covered by this Form)

                                       N/A
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rules provision(s) relied upon to terminate or suspend duty to file reports:

         Rule 12g-4(a)(1)(i)      [   ]         Rule 12h-3(b)(1)(ii)     [    ]
         Rule 12g-4(a)(1)(ii)     [   ]         Rule 12h-3(b)(2)(i)      [    ]
         Rule 12g-4(a)(2)(i)      [   ]         Rule 12h-3(b)(2)(ii)     [    ]
         Rule 12g-4(a)(1)(ii)     [   ]         Rule 15d-6               [  x ]
         Rule 12h-3(b)(1)(i)      [   ]


         Approximate number of holders of record as of the certification or notice date: 291
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
United Americas Bankshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          UNITED AMERICAS BANKSHARES, INC.



DATE:  March 30, 2001                       /s/  Jorge L. Forment
                                          -----------------------------------
                                          Name:    Jorge L. Forment
                                          Title:   Interim President and
                                                   Chief Executive Officer